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EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANT

        We hereby consent to the use of our Independent Auditor's Report dated January 3, 2001 regarding the statements of financial condition of Coast National Bank as of December 31, 2000 and 1999 and the related statements of income, changes in stockholders' equity, and cash flows for the years ended December 31 2000 and 1999 in the form set forth in the Coast National Bank 2000 Annual Report to Shareholders and incorporated by reference in the Form S-8 filed by Coast Bancorp with the Securities and Exchange Commission.

/s/ Vavrinek, Trine, Day & Co. LLP

Laguna Hills, California
March 19, 2002

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CONSENT OF INDEPENDENT ACCOUNTANT